                                                          EXHIBIT 4.06 (b)


                              MORTGAGE-BACKED NOTE

$25,000,000.00                                             Detroit, Michigan
                                                           November 29, 1996

     FOR VALUE RECEIVED, General Host Corporation, a New York corporation, and Franks Nursery & Crafts, Inc., a Michigan corporation, jointly and severally ("Borrowers"), promise to pay to Comerica Bank, a Michigan banking corporation, in lawful money of the United States of America in immediately available funds, the principal sum of Twenty Five Million Dollars ($25,000,000) or so much of said sum as has been advanced and outstanding hereunder pursuant to that certain Mortgage-Backed Credit Agreement of even date herewith between the Borrowers and Bank ("Agreement") on the Revolving Credit Maturity Date.

     Capitalized terms used herein and not defined to the contrary have the meanings given them in the Agreement.

     Interest shall accrue on the unpaid principal balance of this Note from time to time outstanding at the Applicable Interest Rates, as selected by the Borrowers or as otherwise applicable pursuant to the provisions of the Agreement; provided, however, that in the event and so long as an Event of Default shall exist, interest shall accrue at the per annum rate equal to: (i) in the case of a Prime-based Loan, 3% above the Prime-based Rate; and (ii) in the case of a Eurodollar-based Loan, three percent (3%) above the Eurodollar-based Rate until the end of the then current Interest Period, at which time such Eurodollar Loans shall be automatically converted into Prime-based Loans and bear interest at the rate provided for in clause (i) above.

     Interest shall be payable: (i) with respect to Prime-based Loans, quarterly on the last Business Day of each calendar quarter; (ii) with respect to Eurodollar-based Loans, on the last day of each Interest Period applicable thereto. In computation of interest effect shall be given to any change in the Prime-based Rate resulting from a change in the Prime Rate on the date of such change in the Prime Rate.

     This Note is a note under which advances, repayments and readvances may be made from time to time, in accordance with the terms and conditions of the Agreement, and may be accelerated or matured pursuant to the terms of the Agreement, to which reference is hereby made.

     All borrowings evidenced by this Note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof, or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such a notation or any error in such a notation shall not affect the obligations of the Borrowers under this Note.

     This Note shall be interpreted and the rights of the parties hereunder shall be determined under the laws of, and enforceable in, the State of Michigan.

     Borrowers acknowledge and agree that their obligations hereunder and under the Agreement are joint and several obligations and may be enforced against either or both of them severally, or both of them jointly, notwithstanding the fact that an advance may be requested by, and the proceeds thereof utilized by, either of the Borrowers. The Borrowers further hereby waive presentment for payment, demand, protest and notice of protest and notice of dishonor and nonpayment of this Note and agree that no obligation hereunder shall be discharged by reason of any extension, indulgence, release or forbearance granted by any holder of this Note to any party now or hereafter liable hereon or any present or subsequent owner of any property, real or personal, which is now or hereafter security for this Note. Any transferees of, or endorser, guarantor or surety paying this Note in full shall succeed to all rights of Bank, and Bank shall be under no further responsibility for the exercise thereof or the loan evidenced hereby.

     Nothing herein shall limit any right granted Bank by any other instrument or by law.

                                         GENERAL HOST CORPORATION



                                         By: Robert M. Lovejoy Jr.
                                            -------------------------------
                                         Its:    Vice President
                                             ------------------------------

                                         FRANKS NURSERY & CRAFTS, INC.

                                         By: Robert M. Lovejoy Jr.
                                             ------------------------------
                                         Its:    Vice President
                                             ------------------------------

                                  TRANSACTIONS
                                       ON
                             REVOLVING CREDIT NOTE




                                             Amount of              Outstanding
        Type of          Amount of           Principal or           Principal
        Loan Made        Loan Made           Interest Paid           Balance              Notation
Date    This Date        This Date           This Date              This Date             Made By
----    ---------        ---------           ---------              ---------             -------











                                     - 3 -